Exhibit 10.1
June 29, 2022
Ronald J. Grensteiner
[REDACTED]
Dear Ron,
On behalf of American Equity Investment Life Insurance Company, I am pleased to confirm our offer of employment. This offer is to transition to your new role effective July 1, 2022 as Vice Chairman of American Equity Investment Life Insurance Company reporting to Anant Bhalla. Per your retirement from your other offices and directorships with American Equity companies, this will be your only office with us.
Our offer to you is at an annual salary rate of $100,000 per year ($8,333 per month). This position is exempt and at-will. A performance evaluation will be conducted by January 2023 and periodically thereafter. Your role will not be eligible for STIP and LTIP programs, effective July 1, 2022. Per the rules of the STIP plan, if you are an active employee at the time of payment in Q1 of 2023, your award amount for the 2022 performance year will be prorated based on the number of days you were in a STIP eligible role – i.e., 6 months – based on your salary and STIP target opportunity as of June 30, 2022.
As discussed in the offer of employment, you will be eligible to continue to participate in other rewards programs appropriate to a management position (e.g., medical benefits). You will continue to be eligible for the 401k match and ESOP contributions.  You will be periodically called upon for your advice and perspective as needed. Also, as discussed, you will be expected to attend American Equity Investment Life Insurance Company Board meetings, and other meetings as requested. You should maintain your existing laptop and badge to ensure you are able to access the office and communicate on behalf of the company as needed.
Upon acceptance of our offer, please electronically sign this letter below. If you have any questions about this offer, please contact Megan Kohler, Manager, Talent Acquisition at [REDACTED]. You are encouraged to keep a copy for your records, or we can provide one upon request.
We are excited to make this opportunity available to you and know that you will find your new role in our company to be a rewarding event in your career.
Best regards,
Megan Kohler
Manager, Talent Acquisition
Accepted by: /s/ Ronald J. Grensteiner
Date: _June 30, 2022